OHR Pharmaceuticals, Inc. 8-K

Exhibit 99.1

OHR PHARMACEUTICAL ANNOUNCES CLINICAL SQUALAMINE EYE DROP PROGRAM FOR WET-AMD

Topical treatment of Wet-AMD offers several advantages over current standard-of-care

NEW YORK, NY (June 21, 2011) . . . . Ohr Pharmaceutical Inc. (OTCBB: OHRP-News) announced today that it is advancing its clinical Wet Age-related Macular Degeneration (“Wet-AMD”) program with a novel topical formulation. Using its proprietary technology, Ohr reformulated Squalamine for ophthalmic indications from an intravenous infusion (“IV”) to a topical eye drop. The topical formulation is designed for enhanced uptake to the back of the eye and decreased potential for side effects. The previous IV formulation had been awarded fast track status and a Special Protocol Assessment (“SPA”) by the U.S. Food and Drug Administration for a Phase III registration study in patients with Wet-AMD.

“The Squalamine eye drop program has the potential to create a monumental shift in the way patients are treated for Wet-AMD,” commented Dr. Shalom Z. Hirschman, M.D., Ohr’s Chief Scientific Advisor.

Squalamine eye drops may offer several potential competitive advantages over Lucentis®, the current standard-of-care (“SOC”), a product with global revenues in excess of $1.5 billion annually.

•	SOC requires monthly injections directly into the eye; Squalamine delivered topically can be conveniently self-administered by the patient on a daily basis

•
SOC has the propensity for side effects and potential inherent complications of an intravitreal injection; Squalamine has shown a good safety profile even when administered systemically in significantly higher doses

•	Broad-spectrum inhibition of multiple angiogenic growth factors in addition to VEGF including PDGF

•	Squalamine exhibited efficacy in more advanced Wet-AMD (“fellow eye”) in previous clinical trials

“We are delighted to be moving ahead with Ohr’s Wet-AMD clinical program with a very patient-friendly method of treatment,” stated Irach B. Taraporewala, Ph.D., Chief Executive Officer of Ohr Pharmaceutical.  “There is an immense potential market for such a product given the incidence of Wet-AMD and the rapidly aging population in the United States and throughout the world. “

About Squalamine

Squalamine is a small molecule anti-angiogenic with a novel intracellular mechanism of action, that counteracts not only Vascular Endothelial Growth Factor (“VEGF”)  but also other angiogenic growth factors such as Platelet Derived Growth Factor (”PDGF”). Recent clinical evidence has shown PDGF to be an additional key target for the treatment of Wet-AMD.  Using the intravenous formulation in over 250 patients in Phase 1 and Phase 2 trials for the treatment of Wet-AMD, Squalamine showed good safety and efficacy in both early and advanced Wet-AMD.

About Wet Age-Related Macular Degeneration

Wet-AMD is a medical condition which usually affects older adults and generally results in a loss of vision. AMD occurs in “dry” and “wet” forms.  The wet form (Wet-AMD) accounts for approximately 15 percent of all AMD, yet is responsible for 90 percent of severe vision loss associated with AMD.   According to the National Eye Institute (NEI), the prevalence of Wet-AMD among adults 40 years or older in the U.S. alone is estimated at 1.75 million people.  In addition, more than 200,000 new cases are diagnosed yearly in the U.S.

About Ohr Pharmaceutical Inc

Ohr Pharmaceutical  Inc. (OTCBB:OHRP-News) (www.ohrpharmaceutical.com) is a public pharmaceutical development company dedicated to the clinical development of new drugs for underserved therapeutic needs in large and growing markets. The company is focused on two lead compounds: Topical Squalamine eye drops for the treatment of the wet form of age-related macular degeneration, and OHR/AVR118 for the treatment of cancer cachexia, currently being investigated in a Phase II trial.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

This news release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward looking statements are made only as the date thereof, and Ohr Pharmaceutical undertakes no obligation to update or revise the forward looking statement whether as a result of new information, future events or otherwise. Our actual results may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including the future success of our scientific studies, our ability to successfully develop products, rapid technological change in our markets, changes in demand for our future products, legislative, regulatory and competitive developments, the financial resources available to us, and general economic conditions. For example, there can be no assurance that Ohr will be able to sustain operations for expected periods. Shareholders and prospective investors are cautioned that no assurance of the efficacy of pharmaceutical products can be claimed or assured until final testing; and no assurance or warranty can be made that the FDA or Health Canada will approve final testing or marketing of any pharmaceutical product.  Ohr's most recent Annual Report and subsequent Quarterly Reports discuss some of the important risk factors that may affect our business, results of operations and financial condition. We disclaim any intent to revise or update publicly any forward-looking statements for any reason.

Contact:
Ohr Pharmaceutical Inc.
Sam Backenroth
Vice President, Business Development
212-682-8452
sam@ohrpharmaceutical.com